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                                                                  Exhibit 4.6

























                                 SUMMIT BANCORP

                            1989 STOCK INCENTIVE PLAN








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
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                                 SUMMIT BANCORP
                            1989 STOCK INCENTIVE PLAN

                                TABLE OF CONTENTS
                                                                                                               PAGE



1.       Establishment, Purpose, and Effective Date of Plan.......................................................1
         1.1      Establishment ..................................................................................1
         1.2      Purpose ........................................................................................1
         1.3      Effective Date .................................................................................1

2.       Definitions .............................................................................................1
         2.1      Definitions ....................................................................................1
         2.2      Gender and Number ..............................................................................3

3.       Eligibility and Participation ...........................................................................3
         3.1      Eligibility and Participation ..................................................................3
         3.2      Eligible Directors .............................................................................4

4.       Administration ..........................................................................................4

5.       Stock Subject to Plan ...................................................................................4
         5.1      Number .........................................................................................4
         5.2      Unused Stock ...................................................................................4
         5.3      Adjustment in Capitalization ...................................................................4

6.       Stock Appreciation Rights Subject to Plan ...............................................................5
         6.1      Unexercised Rights .............................................................................5
         6.2      Adjustment in Capitalization ...................................................................5

7.       Duration of Plan  .......................................................................................5

8.       Stock Options ...........................................................................................5
         8.1      Grant of Options Other than Director Stock Options .............................................5
         8.2      Grant of Director Stock Options ................................................................6
         8.3      Option Agreement ...............................................................................6
         8.4      Option Price ...................................................................................6
         8.5      Duration of Options ............................................................................6
         8.6      Exercise of Options ............................................................................7
         8.7      Payment ........................................................................................7
         8.8      Restrictions on Stock Transferability ..........................................................7
         8.9      Termination of Employment for Specific Reasons .................................................7
         8.10     Termination of Employment For Other Than Section 8.9 Reasons ...................................7
         8.11     Termination of Eligible Director Shares ........................................................8
         8.12     Nontransferability of Options ..................................................................8

9.       Stock Appreciation Rights ...............................................................................8
         9.1      Grant of Stock Appreciation Rights .............................................................8
         9.2      Exercise of SARs in Lieu of Options ............................................................8
         9.3      Exercise of SARs in Addition to Options ........................................................8
         9.4      Exercise of SARs Upon Lapse of Options .........................................................9
         9.5      Exercise of SARs Independent of Options ........................................................9



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
                          TABLE OF CONTENTS (CONTINUED)

                                                                                                               PAGE

         9.6      Payment of SAR Amount ..........................................................................9
         9.7      Form and Timing of Payment .....................................................................9
         9.8      Limit on Appreciation ..........................................................................9
         9.9      Rule 16b-3 Requirements ........................................................................9
         9.10     Term of SAR ....................................................................................9
         9.11     Termination of Employment ......................................................................9
         9.12     Nontransferability of SARs .....................................................................9

10.      Restricted Stock Awards ................................................................................10
         10.1     Grant of Restricted Stock .....................................................................10
         10.2     Transferability ...............................................................................10
         10.3     Other Restrictions ............................................................................10
         10.4     Certificate Legend ............................................................................10
         10.5     Removal of Restrictions .......................................................................10
         10.6     Voting Rights .................................................................................10
         10.7     Dividends and Other Distributions .............................................................11
         10.8     Termination of Employment .....................................................................11

11.      Performance Shares .....................................................................................11
         11.1     Grant of Performance Shares ...................................................................11
         11.2     Performance Period ............................................................................11
         11.3     Performance Measurement .......................................................................11
         11.4     Payment of Awards .............................................................................11
         11.5     Termination of Employment Due to Retirement ...................................................12
         11.6     Termination of Employment Due to Death or Disability ..........................................12
         11.7     Termination of Employment for Reasons Other Than Death,
                    Disability, or Retirement ...................................................................12
         11.8     Nontransferability of Performance Shares ......................................................12

12.      Performance Awards .....................................................................................13
         12.1     Grant of Performance Awards ...................................................................13
         12.2     Performance Period ............................................................................13
         12.3     Performance Measurement .......................................................................13
         12.4     Payment of Awards .............................................................................13
         12.5     Termination of Employment Due to Retirement ...................................................13
         12.6     Termination of Employment Due to Death or Disability ..........................................14
         12.7     Termination of Employment for Reasons Other Than Death,
                    Disability, or Retirement ...................................................................14
         12.8     Nontransferability of Performance Awards ......................................................14

13.      Beneficiary Designation ................................................................................14

14.      Rights of Employees ....................................................................................15
         14.1     Employment ....................................................................................15
         14.2     Participation .................................................................................15


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
                          TABLE OF CONTENTS (CONTINUED)

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
15.      Change in Control ......................................................................................15
         15.1     In General ....................................................................................15
         15.2     Limitation on Payments ........................................................................15
         15.3     Definition ....................................................................................15

16.      Amendment, Modification, and Termination of Plan .......................................................16

17.      Tax Withholding ........................................................................................16

18.      Indemnification ........................................................................................17

19.      Requirements of Law ....................................................................................17
         19.1     Requirements of Law ...........................................................................17
         19.2     Governing Law .................................................................................18




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                                 SUMMIT BANCORP

                            1989 STOCK INCENTIVE PLAN



1.       ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE OF PLAN

         1.1 ESTABLISHMENT. Summit Bancorp, an Ohio corporation ("Corporation") hereby establishes the "1989 Stock Incentive Plan" ("Plan") for key employees of the Corporation and its subsidiaries and for directors of the Corporation who are not employees of the Corporation or any of its subsidiaries. The Plan permits the grant of "Director Stock Options" to such directors and the grant of "Stock Options," "Stock Appreciation Rights," "Restricted Stock Awards,"
"Performance Shares," and "Performance Awards" (all as defined below) to such employees.

         1.2 PURPOSE. The purpose of the Plan is to advance the interests of the Corporation by encouraging and providing for the acquisition of an equity interest in the Corporation by directors of the Corporation and key employees of the Corporation and its subsidiaries and by enabling the Corporation to attract and retain the services of such directors and key employees upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

         1.3 EFFECTIVE DATE. The Plan shall become effective as of the date of its adoption by the Board of Directors of the Corporation, subject to ratification by the shareholders of the Corporation within twelve months of the adoption date.

2.       DEFINITIONS

         2.1 DEFINITIONS. Whenever used herein, the following terms shall have their meanings set forth below:

                  "Award" means any Option, Stock Appreciation Right, Restricted
         Stock Awards, Performance Share, or Performance Award.

                  "Board" means the Board of Directors of the Corporation.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Committee" means the Committee of the Corporation's Board of Directors which shall consist of three or more directors appointed by the Board. These directors shall be "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.

                  "Corporation" means Summit Bancorp, a bank holding company under the Bank Holding Company Act of 1956 headquartered in Akron,
         Ohio.

                  "Disability" means disability as determined by the Committee.

                  "Director Stock Option" means an Option granted to an Eligible
         Director. Each Director Stock Option shall be a nonqualified stock option the grant of which is not intended to fall under the provisions of Section 422A of the Code.

                  "Eligible Director" means any statutory director of the Corporation who is not an employee of the Corporation or any of its subsidiaries.


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                  "Fair Market Value" means the closing price of the Stock as reported on the principal United States securities exchange registered under the Exchange Act on which such Stock is listed, or, if such Stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such Stock on the National Association of
         Securities Dealers, Inc. Automated Quotations System or any
         substantially equivalent system then in use on a particular date. In the event that there are no Stock transactions on such date, the Fair
         Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

                  "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan an Option, other than a Director Stock Option, may be either (i) an incentive stock option within the meaning of Section 422A of the Code or (ii) a nonqualified stock option whose grant is intended to fall under the provisions of Section 422A.

                  "Option Agreement" means an agreement entered into between the Corporation and an employee or an Eligible Director in the form prescribed by the Committee .

                  "Option Price" means the price at which each share of Stock subject to an Option may be purchased, determined in accordance with Sections 8.1 and 8.4 herein.

                  "Participant" means any individual, other than an Eligible
         Director, designated by the Committee to participate in the Plan pursuant to Section 3.1 herein.

                  "Period of Restriction" means the period during which the transfer of shares of Restricted Stock and/or Performance Shares is restricted pursuant to Section 10 and/or Section 11 of the Plan.

                  "Performance Awards" means awards of cash granted to a Participant pursuant to Section 12 of the Plan.

                  "Performance Objective" shall mean the performance measure(s) and the achievement goals of the Corporation or one or more of its subsidiaries set by the Committee.

                  "Performance Period" shall mean two or more successive fiscal years of the Corporation with respect to which a Performance Share or Performance Award may be earned pursuant to this Plan. Performance
         Periods shall begin with the first day of the fiscal year in which a Performance Share or Performance Award is granted. The length of a Performance Period shall be at the discretion of the Committee. For each Performance Share and Performance Award, no more than one
         Performance Period shall begin in any one fiscal year of the Corporation.

                  "Performance Shares" means Stock granted to a Participant pursuant to Section 11 of the Plan. Each Performance Share shall be the equivalent of one share of Stock.

                  "Restricted Stock" means Stock granted to a Participant pursuant to Section 10 of the Plan.

                  "Restricted Stock Agreement" means an agreement entered into between the Corporation and the Employee in the form prescribed by the Committee.

                  "Retirement," "Normal Retirement," and "Early Retirement" means termination of employment upon the normal retirement age set by the Board of Directors.

                  "Stock" means the common stock of the Corporation, without par value.


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                  "Stock Appreciation Right" and "SAR" means the right to
         receive a cash payment from the Corporation equal to the excess of the
         Fair Market Value of a share of Stock at the date of exercise over a specified price fixed by the Committee which shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant. In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the specified price shall be the
         Option exercise price.

         2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

3.       ELIGIBILITY AND PARTICIPATION

         3.1 ELIGIBILITY AND PARTICIPATION. Participants in the Plan shall be selected by the Committee from among those employees of the Corporation and its subsidiaries who are recommended for participation by the Chief Executive
Officer of the Corporation and who, in the opinion of the Committee, are in a position to contribute materially to the Corporation's continued growth, development, and long-term financial success. Persons serving on the Committee shall not be eligible to be a Participant.

         3.2 ELIGIBLE DIRECTORS. Eligible Directors are entitled to participate in the Plan solely with respect to the grant of Director Stock Options and may not receive any other Award under the Plan. The selection of Eligible Directors is not subject to the discretion of the Committee. Persons serving on the Committee who are Eligible Directors may receive grants of Director Stock
Options.

4.       ADMINISTRATION

         The Committee shall be responsible for the administration of the Plan.
The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Corporation, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the explicit provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.

5.       STOCK SUBJECT TO PLAN

         5.1 NUMBER. The total number of shares of Stock subject to issuance under the Plan may not exceed ten percent (10%) of the total shares of capital stock of the Company issued and outstanding at any time subject to adjustment upon occurrence of any of the events indicated in Subsection 6.3. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or issued stock reacquired and held as treasury Stock not reserved for any other purpose.

         5.2 UNUSED STOCK. In the event any shares of Stock that are subject to an Option which, for any reason, expires or is terminated unexercised as to such shares, or any shares of Stock subject to a Restricted Stock or Performance
Share grant made under the Plan are reacquired by the Corporation pursuant to the Plan, such shares again shall become available for issuance under the Plan except as provided in Section 9.4

         5.3 ADJUSTMENT IN CAPITALIZATION. In the event that subsequent to the date of the Plan by the Board the shares of Stock should as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or other such change, be increased or decreased or changed into or exchanged for a different number or kind of shares of Stock or other securities of the Corporation or of another corporation, then (a) there shall automatically be substituted for

                                        3

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each share of Stock subject to an unexercised Option (in whole or in part)
granted under the Plan and each share of Stock available for additional grants of Options under the Plan the number and kind of shares of Stock or other securities into which each outstanding share of Stock shall be changed or for which each such Share shall be exchanged, (b) the Option Price shall be increased or decreased proportionately so that the aggregate purchase price for the securities subject to the Option shall remain the same as immediately prior to such event and (c) the Board shall make such other adjustments to the securities subject to Options and the provisions of the Plan and Option
Agreements as may be appropriate and equitable. Any such adjustment may provide for the elimination of fractional shares. In such event, the Committee also shall have discretion to make appropriate adjustments in the number and type of shares subject to Restricted and Performance Share grants then outstanding under the Plan pursuant to the terms of such grants or otherwise.

6.       STOCK APPRECIATION RIGHTS SUBJECT TO PLAN

         6.1 UNEXERCISED RIGHTS. In the event any Stock Appreciation Rights expire unexercised, such Stock Appreciation Rights again shall become available for issuance under the Plan.

         6.2 ADJUSTMENT IN CAPITALIZATION. In the event of any change in the outstanding shares of Stock that occurs after ratification of the Plan by the shareholders of the Corporation by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the Committee shall make appropriate adjustments in the number of outstanding Stock Appreciation Rights and the related granted values.

7.       DURATION OF PLAN

         The Plan shall remain in effect, subject to the Board's right to earlier terminate the Plan pursuant to Section 16 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option, Stock Appreciation Right,
Restricted Stock, Performance Share, or Performance Award may be granted under the Plan on or after the tenth (10th) anniversary of the Plan's effective date.

8.       STOCK OPTIONS

         8.1 GRANT OF OPTIONS OTHER THAN DIRECTOR STOCK OPTIONS. Subject to the provisions of Sections 5 and 7, Options other than Director Stock Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee also shall determine whether an Option is to be an incentive stock option within the meaning of Code Section 422A, or a nonqualified stock option whose grant is intended not to fall within the provisions of Section 422A. However, in no event shall the aggregate Fair Market Value (determined at the date of grant) of the stock of which incentive stock options are first exercisable in a particular calendar year exceed $100,000, computed in accordance with Section 422A(b)(7) of the Code.

         An incentive stock option shall only be granted to a person who owns, directly or indirectly, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Corporation, if the price of any such Option is at least one hundred and ten percent (110%) of the Fair Market Value of the Stock subject to the Option and the Option by its terms is not exercisable more than five (5) years from the date it is granted.

         Nothing in this Section 8 shall be deemed to prevent the grant of nonqualified stock options in excess of the maximum established by Section 422A of the Code.

         8.2 GRANT OF DIRECTOR STOCK OPTIONS. Subject to the provisions of
Sections 5 and 7, Director Stock Options shall be granted to Eligible Directors as provided in this Section 8.2 and the Committee shall have no discretion with respect to any matters set forth in this Section 8.2.

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         VESTING. Each Director Stock Option shall become exercisable on and after the first anniversary of the date of the grant.

         NUMBER OF SHARES. Commencing immediately after the adjournment of the Corporation's annual meeting of shareholders ("Annual Meeting") in 1991 and immediately after the adjournment of the Annual Meeting each year thereafter, any Eligible Director who was an Eligible Director immediately preceding such Annual Meeting and who has been elected as a director at such Annual Meeting shall automatically be granted a Director Stock Option for fifty (50) shares of Stock if, but only if, the return on common equity of the Corporation as set forth in the Corporation's annual report to shareholders for the immediately preceding fiscal year is equal to or greater than ten percent (10%).

         8.3 OPTION AGREEMENT. Each Option shall be evidenced by an Option
Agreement that shall specify the type of Option granted, the Option Price, the duration of the Option, the number of shares of Stock to which the Option pertains, and such other provisions as the Committee shall determine.

         8.4 OPTION PRICE. No Option granted pursuant to the Plan shall have an Option Price that is less than the Fair Market Value of the Stock on the date the Option is granted.

         8.5 DURATION OF OPTIONS. Each Option, other than Director Stock Options and Options granted to a person who owns, directly or indirectly, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Corporation, shall expire at such time as the Committee shall determine at the time it is granted; provided, however, that no Option, other than incentive stock options within the meaning of Section 422A of the Code, shall be exercisable later than twenty (20) years and one day from the date of its grant and no such incentive stock option shall be exercisable more than ten (10) years and one day from the date of grant. No Director Stock Option may be exercisable later than twenty (20) years and one day from the date of its grant.

         8.6 EXERCISE OF OPTIONS. Options granted under the Plan other than
Director Stock Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants.

         8.7 PAYMENT. The Option Price upon exercise of any Option shall be payable to the Corporation in full either (i) in cash or its equivalent, or (ii) by tendering shares of previously acquired Stock having a Fair Market Value at the time of exercise equal to the total Option Price, or (iii) by a combination of (i) and (ii). The proceeds from such a payment shall be added to the general funds of the Corporation and shall be used for general corporate purposes. As soon as practicable after receipt of full payment (including the necessary tax withholding), the Corporation shall deliver to the Participant or the Eligible
Director, as the case may be, Stock certificates in an appropriate amount based upon the number of Options exercised, issued in the name of the Participant or the Eligible Director, as the case may be.

         8.8 RESTRICTIONS ON STOCK TRANSFERABILITY. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed under any blue sky or state securities laws applicable to such shares.

         8.9 TERMINATION OF EMPLOYMENT FOR SPECIFIC REASONS. In the event the employment of a Participant is terminated for any reason, any outstanding Option granted pursuant to the Plan and any rights thereunder shall be exercisable by the Participant (or in the case of a deceased Participant by his legal representative) only to the extent of the accrued right to exercise such Option at the date of such termination; provided, however, if such termination is by reason of death or disability or, with the prior consent of the Committee, by reason of resignation or retirement, and if at the date of such termination the Participant had completed twelve (12) full months of employment after the date of the Option grant the Committee may, in its sole discretion, permit the exercise of all or any portion of the

                                        5


Option not otherwise exercisable and may provide that all or some portion of the Option shall not terminate upon or by virtue of such employment termination. To the extent that such Option is exercisable at termination or, as the result of Committee approval, becomes exercisable at termination it must be exercises prior to the expiration of the expiration date of the Option or within twelve
(12) months and five (5) days after such date of termination of employment, whichever period is shorter. However, in the case of incentive stock options, the favorable tax treatment prescribed under Section 422A of the Code shall not be available if such Option is not exercised within the required statutory period as specified in Section 422A.

         8.10 TERMINATION OF EMPLOYMENT FOR OTHER THAN SECTION 8.9 REASONS. If the employment of the Participant shall terminate for any reason other than one of those specified in Section 8.9 of the Plan, the rights under any then outstanding Option granted pursuant to the Plan which, pursuant to the terms of the Option Agreement between the Participant and the Corporation, is exercisable as of the date of such termination, shall terminate upon the expiration date of the Option or three (3) months after such date of termination of employment, whichever first occurs. In its sole discretion, the Committee may extend the three (3) months up to twelve (12) months and five (5) days, but in no event beyond the expiration date of the Option.

         8.11 TERMINATION OF ELIGIBLE DIRECTOR SHARES. In the event that an Eligible Director ceases to be an Eligible Director for any reason, the rights under any then outstanding Director Stock Option granted pursuant to the Plan which are exercisable as of the date he ceases to be an Eligible Director shall terminate upon the date determined as provided in Section 8.5 above, or three
(3) months after such cessation date, whichever first occurs; provided, however, that if he ceases to be an Eligible Director by reason of death, the three (3) month period shall be extended to the sooner of twelve (12) months and five (5) days or the expiration date of the Director Stock Option.

         8.12 NONTRANSFERABILITY OF OPTIONS. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. All Options granted to a Participant or an Eligible Director under the Plan shall be exercisable during his lifetime only by such Participant or Eligible Director.

9.       STOCK APPRECIATION RIGHTS

         9.1 GRANT OF STOCK APPRECIATION RIGHTS. Subject to the provisions of Sections 6 and 7, Stock Appreciation Rights may be granted to Participants at any time and from time to time as shall be determined by the Committee. A SAR may be granted, in the discretion of the Committee, in any of the following forms:

                  (a)      In lieu of Options,

                  (b)      In addition to Options,

                  (c)      Upon lapse of Options, or

                  (d)      Independent of Options.

         9.2 EXERCISE OF SARS IN LIEU OF OPTIONS. SARs granted in lieu of Options may be exercised for all or part of the shares of Stock subject to the related Option upon the surrender of the right to exercise an equivalent number of Options. The SAR may be exercised only with respect to the shares of Stock for which its related Option is then exercisable. SARs granted in lieu of Options will lapse in the event and to the extent that the related Option is exercised.

         9.3 EXERCISE OF SARS IN ADDITION TO OPTIONS. SARs granted in addition to Options shall be deemed to be exercised upon the exercise of the related Options.


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

         9.4 EXERCISE OF SARS UPON LAPSE OF OPTIONS. SARs granted upon lapse of Options shall be deemed to have been exercised upon the lapse of the related Options as to the number of shares of Stock subject to the Options.

         9.5 EXERCISE OF SARS INDEPENDENT OF OPTIONS. SARs granted independent of Options may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs.

         9.6 PAYMENT OF SAR AMOUNT. Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount (subject to Section 9.8 below) determined by multiplying:

            (a) The difference between the Fair Market Value of a share of Stock at the date of exercise over the price fixed by the Committee at the date of grant, by

            (b) The number of shares with respect to which the SAR is exercised.

         9.7 FORM AND TIMING OF PAYMENT. At the discretion of the Committee, payment for SARs may be made in cash or stock, or in a combination thereof. If payment is made in Stock, the value of such Stock shall be the Fair Market Value determined as of the date of exercise.

         9.8 LIMIT ON APPRECIATION. At the time of grant, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of an SAR.

         9.9 RULE 16b-3 REQUIREMENTS. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of a SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule), under the Securities Exchange Act of 1934.

         9.10 TERM OF SAR. The term of SAR granted under the Plan shall not exceed ten (10) years and one (1) day.

         9.11 TERMINATION OF EMPLOYMENT. In the event the employment of a Participant is terminated by reason of Death, Disability, Retirement, or any other reason, any SARs outstanding shall terminate in the same manner as specified for Options under Sections 8.9 and 8.10 herein.

         9.12 NONTRANSFERABILITY OF SARS. No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

10.      RESTRICTED STOCK AWARDS

         10.1 GRANT OF RESTRICTED STOCK. Subject to the provisions of Sections 5 and 7, the Committee, at any time and from time to time, may award shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement that shall specify the Period or Periods of Restriction, the number of Restricted Stock shares awarded, and such other provisions as the Committee shall determine.

         10.2 TRANSFERABILITY. Except as provided in this Section 10, the shares of Restricted Stock awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the Restricted Stock Agreement, or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Restricted Stock Agreement.

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

         10.3 OTHER RESTRICTIONS. The Committee shall impose such other restrictions on any shares of Restricted Stock awarded pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable federal or state securities or tax laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

         10.4 CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to Section 10.3 hereof, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear a legend which is comparable to the following:

         "The sale or other transfer of this certificate or the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer and other terms and conditions set forth in the Summit Bancorp 1989
         Stock Incentive Plan and a Restricted Stock Agreement dated ____________, 19_. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Summit Bancorp, 2680
         W. Market Street, Akron, Ohio 44313.

         10.5 REMOVAL OF RESTRICTIONS. Except as otherwise provided in this
Section 10, shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the shares are released from the restrictions, the Participant shall be entitled to have the legend required by
Section 10.4 removed from his Stock certificates.

         10.6 VOTING RIGHTS. During the Period of Restriction, Participants holding shares of Restricted Stock awarded hereunder may exercise full voting rights with respect to those shares.

         10.7 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Participants holding shares of Restricted Stock awarded hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in shares of Stock, the shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

         10.8 TERMINATION OF EMPLOYMENT. In the event that a Participant terminates his employment with the Corporation for any reason, any shares of Restricted Stock still subject to restrictions at the date of such termination automatically shall be forfeited and returned to the Corporation; provided, however, that the Committee, in its sole discretion, at the time of such retirement may with respect to some or all of the shares still subject to restrictions at the time of said termination waive the automatic forfeiture, and/or reduce the restrictions, and/or modify restrictions applicable to such shares.

11.      PERFORMANCE SHARES

         11.1 GRANT OF PERFORMANCE SHARES. Subject to the provisions of Sections 5 and 7, the Committee, at any time and from time to time, may grant Performance Shares to such Participants and in such amounts as it shall determine. Each grant of Performance Shares shall be in writing.

         11.2 PERFORMANCE PERIOD. The period over which Performance Shares may be earned shall begin on the first day of the fiscal year in which a grant occurs. The length of the Performance Period for each grant shall be determined by the Committee, in its sole discretion, but shall not be less than two (2) years.

         11.3 PERFORMANCE MEASUREMENT. At the beginning of each Performance Period, Performance Objectives shall be established by the Chief Executive Officer of the Corporation subject to Committee approval. The degree of attainment of such Performance Objectives shall determine the number of the Performance Shares payable at the

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

end of the Performance Period, in accordance with a schedule established by the Chief Executive Officer and approved by the Committee at the beginning of the Performance Period.

         The Committee may adjust the Performance Objectives during the Performance Period if it is determined that changes in business conditions have materially and unduly influenced the Corporation's ability to meet the Performance Objectives.

         11.4 PAYMENT OF AWARDS. All payments pursuant to Performance Share grants shall be made as soon as practicable following the end of the applicable Performance Period based upon the degree of attainment of the Performance Objectives. Payments shall be made in Stock. The Committee shall review all calculations of actual Performance Objective accomplishments and shall make any adjustments in the computations to recognize material extraordinary or nonrecurring items if, in the judgment of the Committee, the effect of such adjustments is equitable and in conformity with the purposes of the Plan.

         11.5 TERMINATION OF EMPLOYMENT DUE TO RETIREMENT. In the event that a Participant terminates his employment with the Corporation because of Normal Retirement during the Performance Period, the Participant shall be entitled to a prorated award of Performance Shares as of the most recently completed full fiscal year of the Performance Period. Payments of Performance Shares determined in this manner shall be multiplied by a fraction, the numerator of which is the number of full months which have elapsed since the commencement of the Performance Period, and the denominator of which is the number of full months in the particular Performance Period. Payment of Performance Shares in this case shall be made as soon as practicable following the end of the fiscal year of termination.

         In the event that a Participant terminates his employment with the Corporation because of Early Retirement, any Performance Shares outstanding at the date of such Early Retirement automatically shall be forfeited; provided, however, that the Committee may, in its sole discretion, determine a prorated value for the Participant's then outstanding Performance Shares as it deems appropriate. Payment of Performance Shares in this case shall be made as soon as practicable following the end of the fiscal year of termination.

         11.6 TERMINATION OF EMPLOYMENT DUE TO DEATH OR DISABILITY. In the event a Participant terminates his employment with the Corporation because of Death or Disability during the Performance Period, the Participant shall be entitled to a prorated award of Performance Shares as of the most recently completed full fiscal year of the Performance Period. Payments of Performance Shares determined in this manner shall be multiplied by a fraction, the numerator of which is the number of full months which have elapsed since the commencement of the Performance Period, and the denominator of which is the number of full months in the particular Performance Period. Payment of Performance Shares in this case shall be made as soon as practicable following the end of the fiscal year of termination.

         11.7 TERMINATION OF EMPLOYMENT FOR REASONS OTHER THAN DEATH, DISABILITY, OR RETIREMENT. In the event that a Participant terminates his employment with the Corporation for any reason other than those set forth in Sections 11.5 and 11.6 hereof during the Performance Period; then any Performance Shares still outstanding at the date of such termination automatically shall be forfeited; provided, however, that, in the event of an involuntary termination of the employment of a Participant by the Corporation the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such Performance Shares as it deems appropriate, and pay a prorated award.

         11.8 NONTRANSFERABILITY OF PERFORMANCE SHARES. No Performance Shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Performance Period. All rights with respect to Performance Shares granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.


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

12.      PERFORMANCE AWARDS

         12.1 GRANT OF PERFORMANCE AWARDS. Subject to the provisions of Sections 5 and 7, the Committee, at any time and from time to time, may grant Performance Awards under the Plan to such Participants and in such amounts as it shall determine. Each grant of Performance Awards shall be in writing.

         12.2 PERFORMANCE PERIOD. The period over which Performance Awards may be earned shall begin on the first day of the fiscal year in which a grant occurs. The length of the Performance Period for each grant shall be determined by the Committee in its sole discretion but shall not be less than two (2) years.

         12.3 PERFORMANCE MEASUREMENT. At the beginning of each Performance Period, Performance Objectives shall be established by the Chief Executive Officer of the Corporation subject to Committee approval. The degree of attainment of such Performance Objectives shall determine the value of the Performance Awards at the end of the Performance Period, in accordance with a schedule established by the Chief Executive Officer and approved by the Committee at the beginning of the Performance Period.

         The Committee may adjust the Performance Objectives during the Performance Period if it is determined that changes in business conditions have materially and unduly influenced the Corporation's ability to meet the Performance Objectives.

         12.4 PAYMENT OF AWARDS. All payments pursuant to Performance Award grants shall be made as soon as practicable following the end of the applicable Performance Period based upon the degree of attainment of the Performance Objectives. Payments shall be made in cash. The Committee shall review all calculations of actual Performance Objective accomplishments and shall make any adjustments in the computations to recognize material extraordinary or nonrecurring items if, in the judgment of the Committee, the effect of such adjustments is equitable and in conformity with the purposes of the Plan.

         12.5 TERMINATION OF EMPLOYMENT DUE TO RETIREMENT. In the event that a Participant terminates his employment with the Corporation because of Normal Retirement during the Performance Period, the Participant shall be entitled to a prorated award of Performance Awards as of the most recently completed full fiscal year of the Performance Period. Payment of Performance Awards determined in this manner shall be multiplied by a fraction, the numerator of which is the number of full months which have elapsed since the commencement of the Performance Period, and the denominator of which is the number of full months in the particular Performance Period. Payment of Performance Awards in this case shall be made as soon as practicable following the end of the fiscal year of termination.

         In the event that a Participant terminates his employment with the Corporation because of Early Retirement, the Committee may, in its sole discretion, determine a prorated value for the Participant's then outstanding Performance Awards as it deems appropriate. Payment of Performance Awards in this case shall be made as soon as practicable following the end of the fiscal year of termination.

         12.6 TERMINATION OF EMPLOYMENT DUE TO DEATH OR DISABILITY. In the event a Participant terminates his employment with the Corporation because of Death or Disability during the Performance Period, the Participant shall be entitled to a prorated award of Performance Awards as of the most recently completed full fiscal year of the Performance Period. Payments of Performance Awards determined in this manner shall be multiplied by a fraction, the numerator of which is the number of full months which have elapsed since the commencement of the Performance Period, and the denominator of which is the number of full months in the particular Performance Period. Payment of Performance Awards in this case shall be made as soon as practicable following the end of the fiscal year of termination.

         12.7 TERMINATION OF EMPLOYMENT FOR REASONS OTHER THAN DEATH, DISABILITY, OR RETIREMENT. In the event that a Participant terminates his employment with the Corporation for any reason other than those set forth in Sections 12.5 and 12.6 hereof during the Performance Period, then any Performance Awards still outstanding at the date of such termination automatically shall be forfeited; provided, however, that in the event of an involuntary termination of the employment of a Participant by the Corporation the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such Performance Awards as it deems appropriate and pay a prorated award.

         12.8 NONTRANSFERABILITY OF PERFORMANCE AWARDS. No Performance Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Performance Period. All rights With respect to Performance Awards granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

13.      BENEFICIARY DESIGNATION

         Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his estate.



14.      RIGHTS OF EMPLOYEES

         14.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation.

         14.2 PARTICIPATION. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

15.      CHANGE IN CONTROL

         15.1 IN GENERAL. In the event that (a) the Corporation is a party to a merger or consolidation agreement, (b) the Corporation is a party to an agreement to sell substantially all of its assets, or (c) there is change in control of the Corporation as defined in Section 15.3 below, the Committee may, in its sole discretion, provide that all outstanding Awards shall become one hundred percent (100%) vested, that all outstanding Options and SARs shall become immediately exercisable and that any Period of Restriction shall immediately lapse. Performance Share and Performance Award values shall be computed as if the most recently completed full fiscal year was the end of the Performance Period, except that no Performance Share or Performance Award payable under this Section, except as limited by Section 15.2 hereof, may be less than would have been paid had the Corporation achieved one hundred percent (100%) of its Performance Objectives.

         15.2 LIMITATION ON PAYMENTS. If the receipt of any payment under this Section by any Participant shall, in the opinion of independent tax counsel of recognized standing selected by the Corporation, result in the payment by such Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required, in the opinion of independent tax counsel, to prevent the imposition of such excise tax.


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

         15.3 DEFINITIONS. For purposes of the Plan, a "change in control" shall mean any of the following events:

         (a) The acquisition of "beneficial ownership," as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), of twenty percent (20%) or more of the total voting capital Stock of the Corporation then issued and outstanding, by any person, or "group" as defined in
Section 13(d)(3) of the Exchange Act, or

         (b) Individuals who were members of the Board of the Corporation immediately prior to a meeting of the shareholders of the Corporation involving a contest for the election of directors do not constitute a majority of the Board immediately following such election, unless the election of such new directors was recommended to the shareholders by management of the Corporation.

         The Board has final authority to determine the exact date on which a change in control has been deemed to have occurred under (a) and (b) above.

16.      AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

         The Board may at any time terminate and, from time to time, may amend or modify the Plan, provided, however, that no such action of the Board, without approval of the shareholders, may:

         (a) Increase the total amount of Stock which may be issued under the Plan, except as provided in Subsections 5.1 and 5.3 of the Plan.

         (b) Change the provisions of the Plan regarding the Option Price except as permitted by Subsection 5.3.

         (c) Materially increase the cost of the Plan or materially increase the benefits to Participants.

         (d) Extend the period during which Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, or Performance Awards may be granted.

         (e) Extend the maximum period after the date of grant during which Options may be exercised.

         No amendment, modification, or termination of the Plan shall in any manner adversely affect any Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, or Performance Awards theretofore granted under the Plan, without the consent of the Participant or the Eligible Director, as the case may be.

17.      TAX WITHHOLDING

         (a) The Corporation shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a Participant or an Eligible Director, as the case may be, is required to pay to the Corporation an amount required to be withheld under applicable income tax laws in connection with a distribution of common stock or upon exercise of an Option or SAR, the Participant or an Eligible Director, as the case may be, may satisfy this obligation in whole or in part by electing ("Election") to have the Corporation withhold from the distribution shares of common stock having a value equal to the amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the common stock on the date that the amount of tax to be withheld shall be determined ("Tax Date").

         (b) Each Election must be made prior to the Tax Date. The
         Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any grant that the right to make elections shall not apply to such Grant. An Election is irrevocable.

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

         (c) If a Participant is an officer of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 or if the person making the Election is an Eligible Director, then an Election is subject to the following additional restrictions:

                  (1) No Election shall be effective for a Tax Date which occurs within six (6) months of the grant of the award, except that this limitation shall not apply in the event Death or Disability of the Participant or the eligible Director, as the case may be, occurs prior to the expiration of the six-month period.

                  (2) The Election must be made either six (6) months prior to the Tax Date or must be made during a period beginning on the third business day following the date of release for publication of the Corporation's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

18.      INDEMNIFICATION

         Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Corporation's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he under takes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Articles of Incorporation or Code of Regulations, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

19.      REQUIREMENTS OF LAW

         19.1 REQUIREMENTS OF LAW. The granting of Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, or Performance Awards, and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         19.2 GOVERNING LAW. The Plan, and all agreements hereunder, shall be construed in accordance with and be governed by the laws of the State of Ohio.




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